CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 1 to the registration Statement on Form N-2 (the "Registration Statement") of our report dated October 22, 1999 relating to the financial statements and financial highlights appearing in the August 31, 1999 Annual Report to Shareholders of Liberty-Stein Roe Institutional Floating Rate Income Fund (formerly Stein Roe Institutional Floating Rate Income Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Boston, Massachusetts
November 4, 1999